CANTOR SELECT PORTFOLIOS TRUST

DISTRIBUTION AND SHAREHOLDER SERVICES PLAN

PURSUANT TO RULE 12B-1

UNDER THE INVESTMENT COMPANY ACT OF 1940

WHEREAS, the Cantor Select Portfolios Trust (the “Trust”), a statutory trust organized and existing under the laws of the state of Delaware, engages in business as an open-end management investment company and is registered as such under the Investment Company Act of 1940, as amended (the “1940 Act”);

WHEREAS, the Trust is authorized to issue an unlimited number of shares of beneficial interest (the “Shares”), in separate series representing the interests in separate funds of securities and other assets (each, a “Fund” and together, the “Funds”) as listed on Schedule A hereto, as such Schedule may be amended from time to time;

WHEREAS, the Trust desires to adopt a Distribution and Shareholder Services Plan (“Plan”) with respect to the class(es) of Shares of each Fund identified in Section 2(a) of this Plan pursuant to Rule 12b-1 under the 1940 Act; and

WHEREAS, the Trustees of the Trust as a whole, including the Trustees who are not interested persons of the Trust (as defined in the 1940 Act) and who have no direct or indirect financial interest in the operation of this Plan or in any agreement relating hereto (the “Non-Interested Trustees”), having determined, in the exercise of reasonable business judgment and in light of their fiduciary duties under state law and under Sections 36(a) and 36(b) of the 1940 Act, that there is a reasonable likelihood that this Plan will benefit the applicable Fund and its shareholders, have approved this Plan by votes cast at a meeting held in person and called for the purpose of voting hereon and on any agreements related hereto;

NOW, THEREFORE, the Trust hereby adopts this Plan in accordance with Rule 12b-1 under the 1940 Act, with respect to the class(es) of Shares of each Fund identified in Section 2.a of this Plan and on the following terms and conditions:

1.                   Servicing Activities. Subject to the supervision of the Trustees of the Trust, the Trust may, directly or indirectly, engage in any activities primarily intended to result in the sale of Shares of a particular Fund of the class(es) of Shares identified in Section 2.a of this Plan, which activities may include, but are not limited to, the following:

a.      payments to the Trust’s distributor (the “Distributor”) and to securities dealers and others in respect of the sale of Shares of a Fund;

b.      payment of compensation to and expenses of personnel (including personnel of organizations with which the Trust has entered into agreements related to this Plan) who engage in or support distribution of Shares of the Fund or who render shareholder support services not otherwise provided by the Trust’s transfer agent, administrator, or custodian, including but not limited to, answering inquiries regarding the Trust, processing shareholder transactions, providing personal services and/or the maintenance of shareholder accounts, providing other shareholder liaison services, responding to shareholder inquiries, providing information on shareholder investments in the Shares of the Fund, and providing such other distribution and shareholder services as the Trust may reasonably request, arranging for bank wires, assisting shareholders in changing dividend options, account designations and addresses, providing information periodically to shareholders showing their positions in the Fund, forwarding communications from the Fund such as proxies, shareholder reports, annual reports, and dividend distribution and tax notices to shareholders, processing purchase, exchange, and redemption requests from shareholders and placing orders with the Fund or its service providers;

c.       formulation and implementation of marketing and promotional activities, including, but not limited to, direct mail promotions and television, radio, newspaper, magazine and other mass media advertising;

d.      preparation, printing and distribution of sales literature;

e.        preparation, printing and distribution of prospectuses and statements of additional information and reports of the Trust for recipients other than existing shareholders of the Trust;

f.        obtaining information and providing explanations to wholesale and retail distributors of contracts regarding Fund investment objectives and policies and other information about the Fund, including the performance of the Fund;

g.       obtaining such information, analyses and reports with respect to marketing and promotional activities as the Trust may, from time to time, deem advisable; and

h.      costs of implementing and operating this Plan.

The Trust is authorized to engage in the activities listed above, and in any other activities primarily intended to result in the sale of Shares of a particular Fund, either directly or through other persons with which the Trust has entered into agreements related to this Plan.

2.                  Maximum Expenditures.

a.      The expenditures to be made by the appliable Fund pursuant to this Plan and the basis upon which payment of such expenditures will be made shall be determined by the Trustees of the Trust, but in no event may such expenditures exceed the following:

i.      Class A Shares. For the Class A Shares of a Fund, such Fund may pay an amount calculated at the rate of up to 0.25% per annum of the average daily net asset value of the Class A Shares of the Fund for each year or portion thereof included in the period for which the computation is being made, elapsed since the commencement of operations of the Class A Shares to the date of such expenditures.

ii.      Class C Shares. For the Class C Shares of a Fund, such Fund may pay: a Distribution Fee calculated at the rate of up to 0.75% per annum of the average daily net asset value of the Class C Shares of the Fund for each year or portion thereof included in the period for which the computation is being made, elapsed since the commencement of operations of the Class

C Shares to the date of such expenditures; and a Shareholder Services Fee calculated at the rate of up to 0.25% per annum of the average daily net asset value of the Class C Shares of the Fund for each year or portion thereof included in the period for which the computation is being made, elapsed since the commencement of operations of the Class C Shares to the date of such expenditures.

b.      The Fund may pay fees to the Distributor or other party authorized under this Plan to receive such fees at a lesser rate than the fees specified in Section 2.a.

c.       Only distribution expenditures properly attributable to the sale of a particular class may be used to support the distribution and shareholder services fee charged to shareholders of such class. Expenses attributable to the sale of more than one class will be allocated in a manner deemed equitable by the Board.

d.      The Fund hereby authorizes the Distributor to enter into sub-agreements with certain securities dealers or brokers, administrators and others ("Recipients") to provide compensation to such Recipients based on the net asset value of Shares of the Fund held by clients or customers of that Recipient, for activities and services of the type referred to in Paragraph e of this Section 2 and Section 1.  The Distributor may also make payments to the investment adviser and/or sub-adviser of the Fund for reimbursement of marketing related expenses.

e.       Distributor shall provide, or arrange for Recipients with which Distributor has entered into sub-agreements to provide, distribution services. The distribution services shall include assistance in the offering and sale of Shares of the Fund and in other aspects of the marketing of the shares to clients or prospective clients of the respective Recipients including any advertising or marketing services provided by or arranged by the Distributor, as well as distribution related activities, with respect to the Shares of the Fund.

f.        Nothing in this Plan shall operate or be construed to prohibit or limit additional compensation derived from sales charges or other sources that may be paid to the Distributor pursuant to the “Distribution Agreement” between the Trust and the Distributor. In addition, nothing in this Plan shall operate or be construed to limit the extent to which the Trust’s investment adviser or any other person, other than the Trust, may incur costs and bear expenses associated with the distribution of Shares of a Fund. It is recognized that the Trust’s investment adviser and other persons may use its advisory revenues, past profits and other resources to make payments to the Distributor with respect to any expenses incurred in connection with the distribution of Shares. Accordingly, the Trust’s investment adviser and other persons, directly or indirectly, may from time to time make payments to third parties who engage in the sale of Shares or render shareholder support or transfer agency services. If such payments are deemed to be indirect financing of an activity primarily intended to result in the sale of shares issued by a Fund within the context of rule 12b-1 under the 1940 Act, such payments shall be deemed to be authorized by this Plan.

3.	Term and Termination.

a.      This Plan shall become effective with respect to each class on the date that such class commences operation.

b.      Unless terminated as herein provided, this Plan shall continue in effect with respect to each class of each Fund for one year from the effective date of the Plan for such class and shall continue in effect for successive periods of one year thereafter, but only so long as each such continuance is specifically approved by votes of a majority of both (i) the Trustees of the Trust and (ii) the Non-Interested Trustees, cast at an in-person meeting called for the purpose of voting on such approval.

c.       This Plan may be terminated at any time with respect to a particular class of the Fund by a vote of a majority of the Non-Interested Trustees or by a vote of a majority of the outstanding voting securities (as defined in the 1940 Act) of such class of the respective Fund.

4.                   Amendments. No material amendment to this Plan shall be made unless: (a) it is approved in the manner provided for annual renewal of this Plan in Section 3.b hereof; and (b) if the proposed amendment will increase materially the maximum expenditures permitted by Section 2 hereof with respect to any class, it is approved by a vote of the majority of the outstanding voting securities (as defined in the 1940 Act) of such class.

5.                  Selection and Nomination of Trustees. While this Plan is in effect, the selection and nomination of the Non-Interested Trustees of the Trust shall be committed to the discretion of such Non-Interested Trustees.

6.                  Quarterly Reports. The Distributor shall provide to the Trustees of the Trust and the Trustees shall review quarterly a written report of the amounts expended pursuant to this Plan and any related agreement and the purposes for which such expenditures were made.

7.                  Recordkeeping. The Trust shall preserve copies of this Plan and any related agreement and all reports made pursuant to Section 6 hereof, for a period of not less than six years from the date of this Plan. Any such related agreement or such reports for the first two years will be maintained in an easily accessible place.

8.                  Limitation of Liability. Any obligations of the Trust hereunder shall not be binding upon any of the Trustees, officers or shareholders of the Trust personally, but shall bind only the assets and property of the Trust. The term “Cantor Select Portfolios Trust” means and refers to the Trustees from time to time serving under the Trust’s Declaration of Trust (“Declaration of Trust”), which may be amended from time to time. This Plan has been authorized by the Trustees (including, the Non-Interested Trustees), acting as such and not individually, and such authorization by such Trustees shall not be deemed to have been made by any of them individually or to impose any liability on any of them personally, but shall bind only the assets and property of the Trust as provided in the Trust’s Declaration of Trust.

This Plan was first authorized with respect to the class(es) of Shares identified in Section 2.a of this Plan on April 6, 2022.

SCHEDULE A

Funds

Cantor Growth Equity Fund